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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (the "Agreement"), dated as of May 14, 1996, between GUESS ?, INC., a Delaware corporation (the "Employer"), and FRANCIS K. DUANE (the "Executive").

     The Employer wishes to employ the Executive, and the Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement.

     Accordingly, the Employer and the Executive hereby agree as follows:

     1.   EMPLOYMENT, DUTIES AND ACCEPTANCE.

          1.1 EMPLOYMENT, DUTIES. Effective as of the Commencement Date (as defined in Section 2), the Executive shall be employed by the Employer during the Term (as defined in Section 2) to render exclusive and full-time services to the Employer, as President of Worldwide Sales-Corporate, reporting to the Chief Executive Officer of the Employer and performing such duties as may be assigned to the Executive by the Chief Executive Officer and/or the Board of Directors of the Employer.

          1.2 ACCEPTANCE. The Executive accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Employer's interests, but this shall not be construed as preventing the Executive from (a) investing his personal assets in businesses which do not compete with the Employer in such form or manner as will not require any services on the part of the Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, (b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time five percent or more of the equity securities of any corporation engaged in a business competitive to that of the Employer, and (c) participating in conferences, preparing or publishing papers or books or teaching so long as the Board of Directors approves of such activities prior to the Executive's engaging in them. Prior to commencing any activity described in clause (c) above, the Executive shall inform the Board of Directors in writing of such proposed activity.

          1.3 PLACE OF EMPLOYMENT. Executive's offices shall be located in New York City. Executive acknowledges that Employer's executive offices are located in Los Angeles and that he will be required to travel to Los Angeles from time to time upon the reasonable request of the Chief Executive Officer and/or the Employer's Board of Directors.

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     2.   TERM OF EMPLOYMENT.

          2.1 THE TERM. The term of the Executive's employment under this Agreement shall commence on or about June 1, 1996, but not later than June 15, 1996 (the "Commencement Date") and shall, unless sooner terminated pursuant to
Section 4 hereof, end three (3) years from the Commencement Date (the "Term").

     3.   COMPENSATION; BENEFITS.

          3.1 SALARY. As compensation for services to be rendered pursuant to this Agreement, the Employer agrees to pay the Executive, during each year of the Term, a base salary (each a "Base Salary") at the following rates:

               Period                   Base Salary
               ------                   -----------

               First Year               $550,000.00
               Second Year              $600,000.00
               Third Year               $650,000.00

The Base Salary shall be payable in equal installments, in accordance with the Employer's payroll policy.

          3.2 BONUSES. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, the following bonus program shall apply to the Executive with respect to each year of the Term: (a) For the first year of the Term, the Executive shall receive a guaranteed bonus of Two Hundred Fifty Thousand Dollars ($250,000.00) which shall be paid in four equal quarterly payments. The first payment of Sixty-Two Thousand Five Hundred Dollars ($62,500.00) shall be paid upon execution of this Agreement; (b) A target bonus of Three Hundred Thousand Dollars ($300,000.00) shall apply to the second year of the Term. One Hundred Thousand Dollars ($100,000.00) of said target bonus shall be guaranteed. The guaranteed portion shall be paid in four equal quarterly payments; (c) A target bonus of Three Hundred Twenty-Five Thousand Dollars ($325,000.00) shall apply to the third year of the Term. One Hundred Thousand Dollars ($100,000.00) of said target bonus shall be guaranteed. The guaranteed portion of the target bonus shall be paid in four equal quarterly payments; (d) Employer's Chief Executive Officer and Executive shall meet within ninety (90) days of the Commencement Date and mutually agree on target performance goals for the Employer. The mutually-agreed goals will be used to determine the not guaranteed portions of the target bonuses for the second and third years of the Term; (e) Notwithstanding the target performance goals referred to in 3.2(d) Executive shall receive at least fifty percent (50%) of the target bonus applicable to the second and third years of the Term, as set forth in 3.2(b) and 3.2(c), in the event Employer meets the earnings projections of the current Employer Business Plan; (f) For purposes of the target bonus computations referred to in 3.2(e), the June 30, 1998 and June 30, 1999 Employer financials shall be compared with the respective projections (twelve months ended June 30, 1998 or June 30,


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1999) in the current Employer Business Plan; (g) Any payments of the not guaranteed portions of the target bonuses shall be paid on or before September 1, 1998 and September 1, 1999, respectively.

          3.3 BUSINESS EXPENSES. The Employer shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, upon presentation of expenses statements or vouchers or such other supporting information as the Employer customarily requires of its other executives.

          3.4  STOCK OPTIONS.

               3.4.1 In the event that an initial public offering of common stock ("IPO") of the Employer occurs during the Term, then Employer shall grant to Executive options (the "Options") to purchase one hundred fifty thousand (150,000) shares of common stock of Employer (the "Stock") comprising options to purchase one hundred thousand shares (100,000) of the Stock at an exercise price of Five Dollars ($5.00) per share and options to purchase fifty thousand (50,000) shares of the Stock at an exercise price of the greater of (i) Fifteen Dollars ($15.00) per share, or (ii) the initial public offering price.

               3.4.2 The Executive shall be fully vested in options to purchase fifty thousand (50,000) shares of Stock at Five Dollars ($5.00) per share on the date of the IPO ("First Options"). If an IPO occurs during the second year of the Term, the Executive shall be fully vested in the First Options on the date of the IPO and in options to purchase an additional fifty thousand (50,000) shares of Stock at Five Dollars ($5.00) per share on the last day of the second year ("Second Options"). If the IPO occurs during the third year of the Term, the Executive shall be fully vested in the First Options and Second Options on the date of the IPO and the Executive shall be fully vested in options to purchase an additional fifty thousand (50,000) shares of Stock at an exercise price of the greater of (i) Fifteen Dollars ($15.00) per share, or (ii) the initial public offering price, at the end of the third completed year of employment ("Third Options"). The Options shall expire and not be exercisable one year following the end of the Term. The Options shall be granted ONLY IF the Employer makes an IPO during the Term of employment. If the number of issued and outstanding shares following an IPO exceeds or is less than sixty million (60,000,000), the parties agree that the number of shares covered by the First, Second and Third Options and the Options' exercise price shall be reduced or increased proportionately. For example, if the number of post IPO issued and outstanding shares is 50,000,000, the total number of shares covered by the Options shall be reduced to 125,000, 41,667 for each of the First, Second and Third Options and the exercise prices will increase to six dollars ($6.00) per share for the First and Second Options and the greater of (i) Eighteen dollars ($18.00) per share, or (ii) the IPO price for the Third Options. Likewise, if the number of post IPO issued and outstanding shares is 70,000,000, the total number of shares covered by the Options shall be increased to 175,000, 58,333 for each of the First, Second and Third Options and the exercise price will decrease to Four Dollars Twenty-Nine cents ($4.29) per


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share for the First and Second Options and the greater of (i) Twelve Dollars
Eighty-Six Cents ($12.86) or (ii) the IPO price for the Third Options. All of the shares of Stock received by the Executive pursuant to the exercise of any of the Options shall be freely tradeable and not subject to restriction. The Employer shall reserve and keep available out of its authorized but unissued Stock such number of shares of Stock as shall be necessary to fulfill its obligations hereunder.

               3.4.3 If an IPO does not occur during the Term, the Options rights shall be replaced with phantom stock rights which are intended to provide the Executive with a cash payment functionally related to the increase in value of the Employer during the Term over and above a base computational value. The base computational value shall equal $1,054,664, which is two and one-half percent (2-1/2%) of the Employer's net earnings as reported on the Employer's Form 10-K for the fiscal year ended December 31, 1995 reduced by a provision for federal income taxes at a thirty-four percent (34%) rate [(.025 x 63,919,000 x
 .66), the "Base Amount")]. At the end of the Term, two and one-half percent (2-1/2%) of the Employer's similarly computed net earnings reduced by a provision for federal income taxes at a thirty-four percent (34%) rate for the immediate four prior fiscal quarters shall be determined. The Executive shall be entitled to a cash payment (within sixty days from the end of the Term) equal to one-third (1/3) of the increase so computed over the Base Amount for each completed employment year of the Term.

               3.4.4 At any time on or after the Commencement Date and prior to an IPO, Executive shall be entitled to receive a cash payment of One Million Dollars ($1,000,000.00). Such payment shall become payable when the Executive gives the Chief Executive Officer a written notice to pay such sum. Payment shall be made within thirty (30) days following delivery of such notice. If the Executive elects to receive such cash payment, the exercise price of the First Options and the Second Options shall become Fifteen Dollars ($15.00) per share subject to adjustment as provided in Paragraph 3.4.2, if applicable.

          3.5 VACATION. During the Term, the Executive shall be entitled to a paid vacation period or periods taken in accordance with the vacation policy of the Employer; PROVIDED, that the Executive shall be entitled to not less than four (4) weeks paid vacation for each year of the Term.

          3.6 FRINGE BENEFITS. During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any so-called "fringe" benefit plan which the Employer provides to its executive officers generally. However, if any time Employer's life insurance, disability insurance and/or medical insurance plans are less advantageous than Executive's current insurance plans, Employer shall at least match Executive's current insurance plan benefits. In addition: (a) Employer shall provide the Executive with the use of an automobile reasonably selected by the Executive and approved by the Employer equivalent to the automobile currently utilized by the Executive. Employer shall pay all reasonable expenses associated with the operation of such automobile including,


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without limitation, all reasonable maintenance and insurance expenses;
(b) Employer shall reimburse the Executive for all reasonable expenses associated with Executive's membership in the New York Athletic Club or equivalent club.

          3.7 WITHHOLDING. All compensation of the Executive by the Employer provided for in this Agreement, whether in the form of cash or "fringe" benefits, shall be subject to such deductions or amounts to be withheld as required by applicable law and regulations.

     4.   TERMINATION.

          4.1 TERMINATION FOR CAUSE. In the event of Executive's plea of nolo contendere or the conviction of the Executive of any felony involving intentional conduct on the part of the Executive, the commission by the Executive of fraud or theft against, or embezzlement from the Employer or any of its subsidiaries or affiliates, the willful misconduct by the Executive in connection with the performance of the Executive's duties hereunder or chronic alcoholism or drug abuse which materially effects Executive's performance hereunder, the Employer may, by written notice to the Executive, terminate the Term (a "Termination for Cause") and, upon such Termination for Cause, the Term shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder; PROVIDED, that the Employer shall be obligated to pay to the Executive, within sixty (60) days of the date of termination, all unpaid Base Salary accrued, and provide the Executive with all benefits and expense reimbursement to which the Executive would otherwise be entitled, through and including the date of termination.

          4.2 BY REASON OF EXECUTIVE'S DEATH. Upon the death of Executive, the Term of employment shall terminate and Executive's estate shall be entitled to receive all accrued but unpaid Base Salary, bonuses, expenses reimbursements, stock option or phantom stock rights and fringe benefits to which the Executive would otherwise be entitled through and including the date of termination.

          4.3 BY REASON OF EXECUTIVE'S PERMANENT DISABILITY. Permanent disability shall occur if Executive is incapacitated or prevented from substantially complying with each and all of his material obligations hereunder whether such incapacity or prevention arises by reason of illness, mental or physical disability, when such incapacity or prevention occurs for sixty (60) or more consecutive days or for an aggregate of ninety (90) days, in any six (6) month period, if at the expiration of the consecutive sixty (60) day period or ninety (90) day period Executive's disability will continue so that he will not be able to return to work on a full-time basis within the next sixty (60) days. If Executive becomes permanently disabled, Employer may terminate the Term of employment upon written notice to Executive (or Executive's personal representative, if applicable), effective upon the date of receipt thereof (the "Disability Commencement Date"). In the event of a termination by Employer by reason of Executive's permanent disability, Executive shall be entitled to receive all accrued but unpaid Base Salary, bonuses, expense reimbursements, stock option or phantom stock


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rights and fringe benefits to which Executive would otherwise be entitled through and including the Disability Commencement Date.

          4.4 TERMINATION WITHOUT CAUSE. If the Employer terminates this Agreement prior to the term prescribed by Paragraph 2.1 hereof for reasons other than those prescribed by Paragraphs 4.1 through 4.3 hereof, the Executive shall be entitled, subject to his obligation under applicable law, if any, to mitigate his damages, to receive all of compensation provided for herein for the remainder of the Term, including, without limitation, Base Salary, Target Bonuses if target performance goals are met, the Options prescribed by Paragraphs 3.4.1 and 3.4.2 or the benefits prescribed by Paragraph 3.4.3 and the one million dollar (1,000,000.00) cash payment provided for in Paragraph 3.4.4 hereof. Payment of such compensation shall constitute the sole obligation of the Employer resulting from such termination of this Agreement.

     5.   INTELLECTUAL PROPERTY.

          The Employer shall be the exclusive owner of all right, title and interest in and to all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the term of the Executive's employment by the Employer, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive compensation hereunder). The Executive shall, at the request of the Employer, execute such assignments, certificates or other instruments as the Employer may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its rights, title or interest in or to any such properties.

     6.   EMPLOYER'S PROPRIETARY AND CONFIDENTIAL INFORMATION.

          6.1 Executive acknowledges that while employed by Employer, he will have access to and will become acquainted with trade secrets and confidential proprietary information and data concerning Employer, including its operations and business, and the identity and requirements of its customers, etc. ("Confidential Information") and agrees that he will not disclose such Confidential Information, directly or indirectly, or use them in any way, either while employed by Employer or subsequent to the termination (regardless of cause) of such employment, except as required to fulfill his duties to Employer; provided, however, that Executive shall have no such obligation with respect to such information as he possessed prior to his employment with Employer or with respect to such information as is or becomes generally available to the public other than as a result of Executive's breach of his obligations hereunder; and provided further that Executive may disclose such Confidential Information to the extent required by a court order.


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          6.2  Additionally, Executive acknowledges and agrees that during the
Term all memorandum, notes and records compiled by Executive or made available to Executive concerning Employer's business are Employer's property and are to be delivered to Employer upon the termination of this Agreement.

          6.3 Executive acknowledges and agrees that irreparable damage will result to Employer in the event of a breach by him of paragraphs 5 or 6 of this Agreement. Accordingly, Executive agrees that Employer shall be entitled to enforce its rights under each of said paragraphs, in the event of a breach or threatened breach thereof, in a court of equity, and shall be entitled to seek a decree of specific performance or appropriate injunctive relief. Such remedies shall be cumulative and not exclusive and shall be in addition to any other rights or remedies available to Employer.

     7.   NOTICES.

          All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first-class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed) or sent by telecopier, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

               If to the Employer, to:

               Guess ?, Inc.
               1444 S. Alameda Street
               Los Angeles, CA  90021
               Attention:  Maurice Marciano

               If to the Executive, to:

               Francis K. Duane
               78 Wiffle Tree Lane
               New Caanan, CT  06840

               with a copy to:

               William J. Wedge, Esq.
               68 School Street
               Weston, MA  02193


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     8.   REPRESENTATIONS AND WARRANTIES.

          8.1 The Executive has the unfettered right to enter into this Agreement on the terms and subject to the conditions hereof, and the Executive has not done or permitted to be done anything which may curtail or impair any of the rights granted to the Employer herein.

          8.2 Neither the execution and delivery by the Executive of this Agreement nor the performance by the Executive of any of the Executive's obligations hereunder constitute or will constitute a violation or breach of, or a default under, any agreement, arrangement or understanding to which the Executive is a party or by which the Executive is bound.

          8.3 The representations and warranties contained in this Section 8 shall survive the execution and delivery of this Agreement.

     9.   GENERAL.

          9.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

          9.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          9.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promises of inducement not so set forth.

          9.4 This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive.

          9.5 This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as a further or continuing waiver of any such breach, or a waiver of this breach of any other term or covenant contained in this Agreement.


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          9.6  The Employer and the Executive agree that except as required by law, they will keep confidential and not disclose to any non-affiliated third party other than the agents and representatives of the Employer and the Executive, the terms and provisions of this Agreement; PROVIDED, that, the Employer may disclose the terms and provisions of this Agreement as required by any federal or state securities laws or the requirements of any national securities exchange or to any of its lenders, investment bankers, accountants, attorneys or advisors.

          9.7 Both Employer and Executive have been represented by counsel in connection with the negotiation and preparation of this Agreement. For purposes of interpretation both Employer and Executive shall have been deemed to have drafted this Agreement.

          9.8 This Agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute an agreement (or amendment as the case may be).

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        GUESS ?, INC.



                                        By:  /s/ MAURICE MARCIANO
                                           -------------------------------------
                                            Maurice Marciano
                                            Chief Executive Officer



                                             /s/ FRANCIS K. DUANE
                                           -------------------------------------
                                            Francis K. Duane



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